                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                      -----------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                PIERCE LEAHY CORP.
            -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Pennsylvania                                 23-2588479
   -------------------------------       ---------------------------------------
   (State or other jurisdiction of       (I.R.S. employer identification number)
   incorporation or organization)


                                631 Park Avenue
                     King of Prussia, Pennsylvania  19406
                                (610) 992-8200
        ---------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Douglas B. Huntley
                            Chief Financial Officer
                               Pierce Leahy Corp.
                                631 Park Avenue
                      King of Prussia, Pennsylvania  19406
                               (610) 992-8200
         -------------------------------------------------------------
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                with a copy to:

                               Richard J. Busis
                              Cozen and O'Connor
                              1900 Market Street
                       Philadelphia, Pennsylvania 19103
                                (215) 665-2000
                 --------------------------------------------

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

          If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]

The information in this Prospectus is not complete and may be amended. These securities may not be sold until the related Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1999


                                   PROSPECTUS
                                   ----------

                               PIERCE LEAHY CORP.

                         589,571 SHARES OF COMMON STOCK


     We are a full-service provider of records management and related services, enabling customers to outsource their data and records management functions.
Our principal executive offices are located at 631 Park Avenue, King of Prussia, Pennsylvania 19406, and our phone number is (610) 992-8200.

       This Prospectus relates to 589,571 shares of our Common Stock held by the individuals listed in the Selling Shareholders table below. The shares covered by this Prospectus may be sold by the Selling Shareholders from time to time through the public securities markets or through negotiated transactions. We will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders.

     The Common Stock is traded on the New York Stock Exchange under the symbol "PLH." The last reported sale price of the Common Stock on the New York Stock Exchange on February 9, 1999 was $24.69 per share.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD BY THE SELLING SHAREHOLDERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is _____________, 1999

                               TABLE OF CONTENTS

                                                                Page
                                                                ----
Available Information..........................................  2
Incorporation of Certain Documents by Reference................  3
Risk Factors...................................................  4
Selling Shareholders...........................................  9
Plan of Distribution......................................... . 10
Legal Matters.................................................. 10
Experts........................................................ 10

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, you may review the Registration Statement and certain other filings made with the Commission through the Commission's Internet web site located at http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. For further information with respect to our operations and the securities offered hereby, reference is made to the Registration Statement and exhibits filed or incorporated by reference as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of prescribed fees, at the offices of the Commission set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Pierce Leahy with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

     (a) Pierce Leahy's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (b) Pierce Leahy's Current Reports on Form 8-K dated April 7, 1998 and July 2, 1998;

     (c) Pierce Leahy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     (d) The description of the Common Stock contained in Pierce Leahy's Registration Statement on Form 8-A dated May 27, 1997, including all amendments and reports filed for the purpose of updating such description.

     All documents filed by Pierce Leahy pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     Pierce Leahy will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into the Prospectus. Such requests should be directed to Douglas
B. Huntley, Chief Financial Officer, Pierce Leahy Corp., 631 Park Avenue, King of Prussia, Pennsylvania, 19406; telephone number (610) 992-8200.

                                  RISK FACTORS

     Investment in our securities involves certain elements of risk. Investors should carefully consider the following factors, among others, before investing in the Common Stock.

HIGH LEVEL OF INDEBTEDNESS AND LEVERAGE

     We have a high level of indebtedness which may affect our operations. As of September 30, 1998, our consolidated indebtedness was $ 510.7 million. This level of indebtedness will have important consequences to holders of the Common Stock, including: (i) a substantial part of our anticipated cash flow from operations will be used to pay off principal and interest; (ii) our ability to obtain additional financing in the future may be limited; (iii) our leveraged position and certain covenants contained in various loan documents could limit our ability to expand and make capital improvements and acquisitions; and (iv) our level of indebtedness could make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and limit our flexibility in reacting to industry changes and economic conditions generally.

POTENTIAL INABILITY TO REPAY DEBT

     We may have difficulty meeting our debt service obligations in the future. Our ability to meet our debt service obligations will depend upon our future operating performance (including the performance of any acquired businesses), debt levels and financial results which will be subject to general economic conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. For the year ended December 31, 1997 and the nine months ended September 30, 1998, our cash interest expense was $26.3 million and $30.2, million, respectively. Although we believe our cash flow from operations and available borrowings will be sufficient to meet our anticipated capital expenditures, working capital and future debt service requirements, there can be no assurance that we will generate cash flows at levels sufficient to meet these requirements. To the extent that our existing resources and future earnings are insufficient to fund such activities or to repay indebtedness, we may need to raise additional funds through public or private financings. We cannot be certain that such additional financing would be available on acceptable terms or at all.

RISKS ASSOCIATED WITH ACQUISITIONS

     One of our strategies is to acquire records management businesses that will complement our existing operations or provide us with an entree into areas we do not presently serve. We cannot be certain that we will be able to acquire or profitably manage additional acquisitions or successfully integrate them into our operations. Other risks related to our acquisition strategy include, but are not limited to, increasing leverage and debt service requirements, diversion of our management's time and attention to our operations and combining company cultures and facilities, each of which could adversely affect our operating results.

     The size, timing and integration of possible future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of results that may be achieved for any subsequent quarter or for a full fiscal year. Further, we cannot be certain that future acquisitions will not have an adverse effect on our operating results, particularly in quarters immediately following the consummation of such transactions. Once integrated, acquisitions may not achieve levels of net sales or profitability comparable to those achieved by our existing operations, or they may not otherwise perform as expected.

RESTRICTIVE DEBT COVENANTS

     Our loan documents contain a number of covenants that, among other things, limit our ability to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain assets, create liens, make capital expenditures, make certain investments or acquisitions and otherwise restrict corporate activities. Such loan documents also require us to comply with certain financial ratios and tests, under which we will be required to achieve certain financial and operating results. A breach of any of these covenants would result in a default under such loan documents. As a result, certain lenders could elect to declare all amounts borrowed under such loans, together with accrued interest, to be due and payable. We cannot be certain that we would have sufficient assets to pay indebtedness then outstanding.

COMPETITION

     We face competition from numerous businesses in all geographic areas in which we operate. As a result of this competition, the records management industry has, for the past several years, experienced downward pricing pressures. Should such pricing pressures continue for an extended period of time, it could have an adverse effect on our results of operations.

     We also compete for acquisition candidates. Some of our competitors possess greater financial and other resources than we do. If any such competitor were to devote additional resources to the records storage business and/or such acquisition candidates or to focus its strategy on our areas of operation, our results of operations could be adversely affected.

     We also face competition from the internal document handling capability of our current and potential customers. We cannot be certain that these organizations will begin to or continue to outsource more of their document management needs.

ALTERNATIVE TECHNOLOGIES

     The substantial majority of our revenues come from the storage of paper documents and from related services. Such storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less storage space than paper. Such technologies currently include computer media, imaging, microfilming, audio/video tape, film, CD-Rom and optical disc. None of these technologies has replaced paper as the principal means for storing business type records. However, we cannot be certain that this will remain the case. The increased use of such new technologies could adversely affect our business.

RISKS RELATING TO INTERNATIONAL OPERATIONS

     A portion of our operations are conducted in Canada. Consequently, we are subject to risks associated with operating in foreign countries. These risks include, among others, devaluations and fluctuations in currency exchange rates, imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries and imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries. Such risks may have a material effect on our business and results of operations.

DEPENDENCE ON KEY PERSONNEL

     Our success depends, in part, upon the efforts, abilities and expertise of our executive officers and other key employees, including in particular J. Peter Pierce, President and Chief Executive Officer. We have no employment contracts with any of our executive officers. We cannot be certain that we will be able to retain such officers, the loss of any of whom could have an adverse effect on our operations.

YEAR 2000 SOFTWARE ISSUES

     We use a number of computer software programs and operating systems in our operations, including the PLUS/(R)/ system. To the extent that the software applications used in such functions are unable to recognize the year 2000, we may incur expenses in connection with the need to remedy such problem in the software and the associated risk and expense of any disruptions that may be caused by the software's impaired functioning as the year 2000 approaches. We believe that the PLUS/(R)/ system is year 2000 compliant. We also believe that the manufacturers of the software applications we use most frequently are in the process of preparing or have already completed year 2000 remediations for their products. In addition, we communicate electronically with a number of our customers and vendors with respect to a variety of functions. Failure of our vendors or customers to address the year 2000 issue could impair our ability to perform such functions.

     We are currently analyzing the potential impact of the year 2000 issue on our software and on our interactions with our vendors and customers. Although we believe that the expenses and capital expenditures associated with achieving year 2000 compliance will not have a material adverse effect on our business and financial condition or results of operations, there can be no assurance that the remediation costs and potential disruptions to our operations would not have a material adverse affect on our business and financial condition or results of operations.

FAILURE TO MAINTAIN ADEQUATE CASUALTY INSURANCE

     We currently maintain and intend to continue to maintain, to the extent such insurance is available on commercially reasonable terms, comprehensive liability, fire, flood and earthquake (where appropriate) and extended coverage insurance with respect to the properties that we now own or lease or that we may in the future own or lease, with customary limits and deductibles. Certain types of loss, however, may not be fully insurable on a cost-effective basis.
In the future, if uninsured losses or damages occur, we could lose both our investment in and anticipated profits from such affected property, and we may continue to be obligated on any leasehold obligations, mortgage indebtedness or other obligations related to such property. As a result, any such loss could adversely affect our operations.

POTENTIAL ENVIRONMENTAL LIABILITIES

     We own or lease in excess of 235 facilities. Under various U.S. federal, state, local and foreign environmental laws, regulations and ordinances, our properties and operations on former properties may subject us to liability for the costs of investigation, removal or remediation of soil and groundwater, on or off-site, contaminated by hazardous substances, materials or other contaminants. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or business thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred.

     Certain facilities that we operate contain asbestos-containing materials. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials in buildings. Such laws may impose liability for improper handling and release of asbestos-containing materials, and third parties may seek to recover from owners or operators of real estate for personal injury associated with exposure to such materials.

     Certain of the properties formerly or currently owned or operated by us were previously used for industrial or other purposes that involve the use or storage of hazardous materials or the generation and disposal of hazardous wastes and the use of underground storage tanks for hazardous materials. We have from time to time conducted certain environmental investigations, and remedial activities have been performed, at certain of our former and current properties. However, an in-depth environmental review of each of the properties and related operations has not been conducted by us or on our behalf.

CONTROL OF PIERCE LEAHY

     Members of the Pierce family who collectively own approximately 49% of the shares of the Common Stock have entered into a ten-year voting trust agreement pursuant to which all of the shares subject to the voting trust agreement or related proxies are voted at the direction of Leo W. Pierce, Sr. and J. Peter Pierce as Voting Trustees. Consequently, the Voting Trustees have substantial power in determining the election of the directors and the outcome of corporate actions requiring shareholder approval.

ANTI-TAKEOVER PROVISIONS

     Our Articles of Incorporation and Bylaws contain certain provisions that may discourage certain transactions involving actual or threatened change of control of ownership. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, shares of preferred stock may be issued by the Board of Directors without shareholder approval on such terms and conditions and having such rights, privileges and preferences as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We have no current plans to issue any shares of preferred stock.

NO DIVIDENDS

     We do not anticipate paying any cash dividends on the Common Stock in the foreseeable future as we intend to retain any future earnings for use in our business. Additionally, our ability to pay cash dividends is limited by the terms of certain notes and credit facilities evidencing borrowings.

                              SELLING SHAREHOLDERS

          The following table lists the names of the persons whose shares of Common Stock are covered by this Prospectus, and for each, the number of shares of Common Stock owned at the commencement of this offering, the number of shares being offered for sale and the number of shares to be owned after the offering.

                         No. of Shares
                         Owned         No. of Shares
Selling                  Prior         No. of Shares  Owned After
Shareholder              to Offering   Being Offered   Offering
----------------------  -------------  -------------  -----------

Michael Smith/1/              518,717        518,717            0

Popell Living Trust            29,545         29,545            0

Henry H. Porter, Jr.           22,363         22,363            0

John C. Nichols, II            10,827         10,827            0

David Redmon                    4,164          4,164            0

H. Cameron Parker               1,281          1,000          281

Gary G. Herzberg                2,955          2,955            0
                              -------        -------          ---

     Total                    589,852        589,571          281
======================        =======        =======          ===

/1/Mr. Smith is President of Comac, Pierce Leahy's marketing fulfillment division. Mr. Smith is also a partner in a partnership that leases a building to the Comac division.

                              PLAN OF DISTRIBUTION

          The sale of the shares of Common Stock covered by this Prospectus by the Selling Shareholders may be effected from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for whom broker-dealers may act as agent or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Under certain circumstances, the Selling Shareholders and any broker-dealers that act in connection with the sales of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the sale of the shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

          Pierce Leahy will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.


                                 LEGAL MATTERS

          Cozen and O'Connor, Philadelphia, Pennsylvania, counsel to Pierce Leahy, has rendered its opinion that the shares of Common Stock offered hereby are legally issued, fully paid and non-assessable. Two members of Cozen and O'Connor are limited partners in certain limited partnerships that lease facilities to Pierce Leahy.


                                    EXPERTS

          The consolidated financial statements and schedules of Pierce Leahy Corp. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

          The financial statements of Archivex Inc., as of November 30, 1996 and 1997, and for the years then ended, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Friedman & Friedman, Chartered Accountants, independent auditors, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The financial statements of Kestrel Holdings, Inc. as of September 30, 1997, and for the year then ended, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by James N. Howard & Associates, P.C., independent auditors, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
             -------------------------------------------

          The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, other than the registration fee,

Registration fee.................................................  $  4,036.06
Printing expenses................................................     2,000.00
Legal fees and expenses..........................................    10,000.00
Accountants' fees and expenses...................................    10,000.00
Miscellaneous expenses...........................................     3,963.94
                                                                     ---------
TOTAL                                                              $ 30,000.00
                                                                     =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

          Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

          Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

          Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

          Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

          Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

          Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

          Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

          Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

          Section 7.2 of the Registrant's Bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative, investigative or through arbitration. Section 7.2 also permits the Registrant, by action of its Board of Directors, to indemnify officers, employees and other persons to the same extent as directors. Amendments, repeals or modifications of Section 7.2 can only be prospective and such changes require the affirmative vote of not less than all of the directors then serving or holders of a majority of the outstanding shares of stock of the Registrant entitled to vote in elections of directors. Section 7.2 further permits the Registrant to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

ITEM 16.  EXHIBITS
          --------

          Exhibit
            No.
          ------

          5         Opinion of Cozen and O'Connor

          23.1      Consent of Arthur Andersen LLP

          23.2      Consent of Friedman & Friedman, Chartered Accountants

          23.3      Consent of James N. Howard & Associates, P.C.

          23.4      Consent of Cozen and O'Connor (contained in Exhibit 5)

          24 Powers of Attorney (included on signature page of the Registration Statement)


ITEM 17.  UNDERTAKINGS.
          ------------

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania on February 10, 1999

                              PIERCE LEAHY CORP.


                              By:/s/ J. Peter Pierce
                                 -------------------------------------------
                                J. Peter Pierce, President and
                                    Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints J. Peter Pierce and Douglas B. Huntley, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                          DATE
---------                     -----                          ----

/s/ Leo W. Pierce, Sr.    Chairman of the Board of        February 10, 1999
------------------------  Directors
Leo W. Pierce, Sr.

/s/ J. Peter Pierce       President, Chief Executive      February 10, 1999
------------------------  Officer and Director
Peter Pierce              (Principal Executive Officer)


/s/ Douglas B. Huntley    Vice President, Chief           February 10, 1999
------------------------  Financial Officer
Douglas B. Huntley        and Director
                          (Principal Financial and
                          Accounting Officer)


/s/ Alan B. Campell       Director                        February 10, 1999
------------------------
Alan B. Campell

                          Director                                   , 1999
------------------------
Delbert S. Conner

/s/ Thomas A. Decker      Director                        February 10, 1999
------------------------
Thomas A. Decker

/s/ J. Anthony Hayden     Director                        February 10, 1999
------------------------
J. Anthony Hayden

                               PIERCE LEAHY CORP.

                       REGISTRATION STATEMENT ON FORM S-3


                                 EXHIBIT INDEX
                                 -------------


Exhibit No.
-----------

 5        Opinion of Cozen and O'Connor

 23.1     Consent of Arthur Andersen LLP

 23.2     Consent of Friedman & Friedman, Chartered Accountants

 23.3     Consent of James N. Howard & Associates, P.C.

 23.4     Consent of Cozen and O'Connor (contained in Exhibit 5)

 24       Powers of Attorney (included on signature page of the Registration
          Statement)